Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL REPORTS FIRST QUARTER EARNINGS

– Earnings from Continuing Operations Improved Quarter over Quarter –

DAYTON, Ohio, May 3, 2006 — DPL Inc. (NYSE:DPL) today reported basic earnings per share from continuing operations of $0.43 per share for the first quarter of 2006 compared to $0.30 per share for the first quarter of 2005. Including discontinued operations, basic earnings per share for the first quarter of 2006 were $0.49 versus $0.61 for the first quarter of 2005. The $0.12 per share decrease was primarily related to the gain on the sale of the Company’s private equity funds in the first quarter of 2005. Income and gains from the private equity funds are not included in continuing operations.

“We delivered solid first quarter results from continuing operations,” stated Jim Mahoney, DPL President and Chief Executive Officer. “Improved plant availability, strong wholesale sales, reduced interest expense and the ability to recover our fuel costs all helped to offset lower retail sales due to milder weather.”

First Quarter Financial Results

Total revenues increased 11% to $341.1 million in the first quarter of 2006 compared to $307.1 million for the first quarter of 2005. This increase primarily reflects an increase in retail and wholesale electric market rates and wholesale electric volume partially offset by lower electric retail volume. Heating degree days were down 13% compared to the same period for 2005.

	YTD Ended March 31,
$ in millions	2006	2005	Variance
Electric Revenues - Retail	$283.3	$263.9	$19.4
Electric Revenues – Wholesale	37.4	25.1	12.3
Electric Revenues – RTO ancillary	17.7	15.5	2.2
Other Revenues, Net of Fuel Costs	2.7	2.6	0.1
Total Revenues	$341.1	$307.1	$34.0

Fuel, which includes coal, gas, oil and emission allowance costs, increased by $5.7 million, or 7%, for the first quarter of 2006 compared to 2005 driven by increased output at our generating plants.

	YTD Ended March 31,
$ in millions	2006	2005	Variance
Coal	$81.5	$73.0	$8.5
Gas	0.6	1.5	(0.9)
Oil	1.3	1.2	0.1
Emission Costs	0.8	2.8	(2.0)
Total Fuel Costs	$84.2	$78.5	$5.7

Purchased power costs decreased by $3.5 million, or 12%, in the first quarter of 2006 compared to the same period in 2005 largely as a result of higher plant availability, which reduced the need to purchase power to satisfy the electricity requirements of consumers.

	YTD Ended March 31,
$ in millions	2006	2005	Variance
Purchased Power	$13.2	$18.0	$(4.8)
PJM Ancillaries	12.1	10.8	1.3
Total Purchased Power	$25.3	$28.8	$(3.5)

Gross margin (revenues minus fuel and purchased power) of $231.6 million for the first quarter of 2006 increased by $31.8 million from $199.8 million for the first quarter of 2005. As a percentage of total revenues, gross margin increased by 2.8 percentage points to 67.9%. This increase was driven by improved wholesale sales (pricing and volume) and the ability to recover additional retail fuel costs.

Operation and maintenance expense increased $8.7 million, or 16%, for the three months ended March 31, 2006 compared to the same period in 2005. The primary reasons for higher operation and maintenance expense were an increase of $2.7 million in legal costs, $2.6 million in service operations costs relating to electric line clearance and electric system overhead and substation costs, $2.4 million in mark-to-market adjustments for restricted stock units (RSUs), $1.7 million in injuries and damages reserves, and $1.3 million in low-income payment program costs. These increases were partially offset by a $2.8 million decrease in Directors’ and Officers’ liability insurance costs.

Interest expense decreased $12.8 million, or 33%, in the first quarter of 2006 compared to the first quarter of 2005 primarily due to debt reduction of approximately $450 million, which occurred in the third quarter of 2005.

Other income for the first quarter of 2006 decreased $11.7 million compared to the first quarter of 2005. This decrease is primarily attributable to the $12.4 million gain on the sale of emission allowances in the first quarter of 2005. There were no emission allowance sales in the first quarter of 2006.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $391.1 million and short-term investments available for sale totaled $126.8 million at March 31, 2006, compared to $595.8 million in cash and cash equivalents and $125.8 million in short-term investments at December 31, 2005. This decrease was primarily attributed to the stock buyback and increased capital expenditures.

Capital expenditures were $110.9 million for the first quarter of 2006 compared to $43.0 million for the first quarter of 2005. Capital additions are expected to approximate $365 million in 2006. DPL expects to finance its capital additions in 2006 with a combination of cash and short-term investments, internally generated funds and debt financing.

Stock Buyback

As of March 31, 2006, DPL has repurchased a total of 5.9 million shares at a cost of $161 million. The stock buyback is part of a previously announced $400 million program.

Future Outlook

The Company reaffirmed its full-year 2006 guidance of $1.35 to $1.50 basic earnings per share from continuing operations.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts Thursday, May 4, 2006, at 9:00 a.m. Eastern Time to discuss results. Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section. Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast. For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.43	$0.30
—From Discontinued Operations	$0.06	$0.31
Total	$0.49	$0.61

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.40	$0.28
—From Discontinued Operations	$0.06	$0.30
Total	$0.46	$0.58

Earnings
—From Continuing Operations	$51.3	$36.1
—From Discontinued Operations	$7.6	$37.6
Total	$58.9	$73.7

Average Number of Common Stocks Outstanding:
Basic	120.2	120.4
Diluted	129.3	127.7

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended March 31,
$ in millions except per share amounts	2006	2005
	(unaudited)

Revenues	$341.1	$307.1

Cost of revenues:
Fuel	84.2	78.5
Purchased power	25.3	28.8

Total cost of revenues	109.5	107.3

Gross margin	231.6	199.8

Operating expenses:
Operation and maintenance	62.4	53.7
Depreciation and amortization	36.9	35.9
General taxes	28.0	27.8
Amortization of regulatory assets, net	1.1	0.5

Total operating expenses	128.4	117.9

Operating income	103.2	81.9

Investment income	6.4	6.1
Interest expense	(26.3)	(39.1)
Other income (deductions)	(0.3)	11.4

Earnings from continuing operations before income taxes	83.0	60.3

Income tax expense	31.7	24.2

Earnings from continuing operations	51.3	36.1

Discontinued operations
(Loss) Income from discontinued operations	(0.5)	35.0
Gain on disposal of discontinued operations	13.2	28.8
Income tax expense	5.1	26.2

Earnings from discontinued operations	7.6	37.6

Net Income	$58.9	$73.7

Average common shares outstanding (millions):
Basic	120.2	120.4
Diluted	129.3	127.7

Basic earnings per share of common stock:
Earnings from continuing operations	$0.43	$0.30
Earnings from discontinued operations	0.06	0.31
Net income per basic common share	$0.49	$0.61

Diluted earnings per share of common stock:
Earnings from continuing operations	$0.40	$0.28
Earnings from discontinued operations	0.06	0.30
Net income per diluted common share	$0.46	$0.58

Dividends paid per share of common stock	$0.250	$0.240

Book value per share	$7.97	$8.82

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
$ in millions	2006	2005
	(unaudited)

Cash flows from operating activities:
Net income	$58.9	$73.7
Less: Earnings from discontinued operations	(7.6)	(37.6)
Earnings from continuing operations	51.3	36.1

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36.9	35.9
Amortization of regulatory assets, net	1.1	0.5
Deferred income taxes	(2.4)	14.7
Captive insurance provision	1.2	1.3
Gain on sale of other investments	(1.0)	(4.2)
Changes in certain assets and liabilities	(1.8)	(27.7)
Deferred compensation assets	3.1	3.5
Deferred compensation obligations	(1.3)	1.4
Other	4.5	(1.7)
Net cash provided by operating activities	91.6	59.8

Cash flows from investing activities:
Capital expenditures	(110.9)	(43.0)
Purchases of short-term investments and securities	(494.8)	(7.1)
Sales of short-term investments and securities	494.8	25.1
Cash flow from discontinued operations	—	747.2
Net cash provided by / (used for) investing activities	(110.9)	722.2

Cash flows from financing activities:
Purchase of treasury shares	(155.3)	—
Exercise of stock options	0.2	—
Registration of warrants	(0.1)	—
Retirement of long-term debt	—	(6.0)
Retirement of preferred securities	—	(0.1)
Dividends paid on common stock	(30.2)	(28.5)
Net cash (used for) financing activities	(185.4)	(34.6)

Cash and cash equivalents:
Net change	(204.7)	747.4
Balance at beginning of period	595.8	202.1

Cash and cash equivalents at end of period	$391.1	$949.5

Supplemental cash flow information:
Interest paid, net of capitalized interest	$32.6	$54.2
Income taxes paid, net	$22.4	$6.7

DPL Inc.

CONSOLIDATED BALANCE SHEETS

$ in millions	At March 31, 2006	At December 31, 2005
	(unaudited)

Assets
Property:
Property, plant and equipment	$4,762.1	$4,667.7

Less: Accumulated depreciation and amortization	(2,129.0)	(2,094.8)

Net property	2,633.1	2,572.9

Current assets:
Cash and cash equivalents	391.1	595.8
Short-term investments available for sale	126.8	125.8
Accounts receivable, less provision for uncollectible accounts of $1.0 and $1.0, respectively	201.7	194.9
Inventories, at average cost	87.6	80.2
Taxes applicable to subsequent years	34.4	45.9
Other current assets	21.8	20.2
Total current assets	863.4	1,062.8

Other assets:
Regulatory assets	82.4	83.8
Other deferred assets	74.3	72.2
Total other assets	156.7	156.0

Total Assets	$3,653.2	$3,791.7

Capitalization and Liabilities

Capitalization:
Common shareholders’ equity:
Common stock, at par value of $0.01 per share	$1.2	$1.3
Other paid-in capital, net of treasury stock	—	25.1
Warrants	50.0	50.0
Common stock held by employee plans	(76.1)	(86.1)

Accumulated other comprehensive income	(15.0)	(14.2)

Earnings reinvested in the business	964.6	1,062.0

Total common shareholders’ equity	924.7	1,038.1

Preferred stock	22.9	22.9

Long-term debt
First mortgage bonds	683.0	683.0
Other long-term obligations	769.0	994.1
Total long-term debt	1,452.0	1,677.1

Total capitalization	2,399.6	2,738.1

Current liabilities:
Current portion - long-term debt	225.9	0.9
Accounts payable	145.9	130.2
Accrued taxes	148.6	178.5
Accrued interest	21.5	28.9
Other current liabilities	29.0	31.1
Total current liabilities	570.9	369.6

Deferred credits:
Deferred taxes	333.4	327.0
Unamortized investment tax credit	45.7	46.4
Insurance and claims costs	25.5	24.3
Other deferred credits	278.1	286.3
Total deferred credits	682.7	684.0

Total Capitalization and Liabilities	$3,653.2	$3,791.7

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended March 31,
	2006	2005

Sales (millions of kWh):
Residential	1,468	1,535
Commercial	893	885
Industrial	988	1,010
Other retail	338	331
Other miscellaneous revenues	—	—
Total retail	3,687	3,761

Wholesale	819	617

Total sales	4,506	4,378

Revenues ($ in thousands):
Residential	$130,631	$125,932
Commercial	71,299	63,610
Industrial	57,805	52,860
Other retail	20,607	18,756
Other miscellaneous revenues	2,979	2,750
Total retail	283,321	263,908

Wholesale	37,420	25,097

RTO ancillary revenues	17,704	15,502

Other revenues, net of fuel costs	2,698	2,638

Total revenues	$341,143	$307,145

Other Statistics:
Average price per kWh - retail (cents)	7.60	6.94
Fuel cost per net kWh generated (cents)	1.88	1.85
Electric customers at end of period	514,380	511,180
Average kWh use per residential customer	3,212	3,378
Peak demand - maximum one-hour use (mw)	2,307	2,617

Degree Days
Heating	2,514	2,897
Cooling	—	—

Inquiries concerning this report should be directed to:

Arthur Meyer

Vice President

Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.